Exhibit 5.1

November 4, 2021

Timber Pharmaceuticals, Inc.

110 Allen Road, Suite 401

Basking Ridge, NJ 07920

Ladies and Gentlemen:

We have acted as counsel to Timber Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-255743) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as so filed, the “Registration Statement”) dated May 4, 2021, and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated November 2, 2021 (the “Prospectus Supplement”) with the Commission on November 4, 2021 relating to the issuance and sale by the Company of (x) up to 24,840,625 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), including 3,515,625 Shares that may be sold by the Company upon exercise of an over-allotment option granted by the Company to the underwriters, (y) warrants to purchase up to 26,953,125 shares of Common Stock (each a “Warrant,” and each share of Common Stock underlying a Warrant, a “Warrant Share”), including Warrants to purchase 3,515,625 shares of Common Stock that may be sold by the Company upon exercise of an over-allotment option granted by the Company to the underwriters and (z) pre-funded warrants to purchase 2,112,500 shares of Common Stock (each a “Pre-Funded Warrant,” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”).

The Shares, Warrants and Pre-Funded Warrants are to be issued and sold by the Company pursuant to the Underwriting Agreement, dated as of November 2, 2021 (the “Underwriting Agreement”), between the Company and H.C. Wainwright & Co., LLC, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Underwriting Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, (ii) when the Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iv) the Warrant Shares have been duly authorized and, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and non-assessable and (v) the Pre-Funded Warrant Shares have been duly authorized and, when issued upon the due exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL) and, with respect to the enforceability of the Warrants and the Pre-Funded Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on November 4, 2021 and which is incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP